Exhibit 10.4

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (together with the Service Schedules hereto, the “TSA”) is made as of [●] (the “Effective Date”) by and among Fortive Corporation, a Delaware corporation (“Fox”), Stevens Holding Company, Inc., a Delaware corporation (together with its successors and assigns, “Newco”), and Altra Industrial Motion Corp., a Delaware corporation (“Ainge”).

W I T N E S S E T H:

WHEREAS, Fox is engaged, directly and indirectly, in the A&S Business;

WHEREAS, Fox, Newco, and Ainge have entered into a Separation and Distribution Agreement, dated as of March 7, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, the “Distribution Agreement”), pursuant to which (i) Fox has agreed to transfer to Newco, and Newco has agreed to receive and assume, certain assets and liabilities of Fox’s A&S Business and (ii) following such transfer and the other transactions specified in the Distribution Agreement, Fox has agreed to effect the Distribution, all as more specifically described in, and subject to the terms of, the Distribution Agreement;

WHEREAS, Fox, Newco, Ainge and McHale Acquisition Corp. (“Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, prior to the Closing, the A&S Business received certain services from Fox and certain of its Affiliates and Fox and certain of its Affiliates received certain services from the A&S Business; and

WHEREAS, each Party desires that certain of these services continue to be provided after the Closing upon the terms and conditions set forth in this TSA.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this TSA, and intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. Definitions Incorporated. All capitalized terms used but not otherwise defined in this TSA have the meaning ascribed to them in the Distribution Agreement or the Merger Agreement, as applicable.

SECTION 2. Additional Definitions. Unless the context otherwise requires, the following terms, in their singular or plural forms, used in this TSA shall have the meanings set forth below:

2.1 “Business Data” has the meaning set forth in Section 6.13 of this TSA.

2.2 “Confidential Information” has the meaning set forth in Section 11.1 of this TSA.

2.3 “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of October 27, 2017, between Fox and Ainge.

2.4 “Cost” means the fees to be paid and costs and expenses incurred by Service Provider and its Affiliates in connection with providing such Services to Service Recipient as set forth in a Service Schedule.

2.5 “Cutover Plan” has the meaning set forth in Section 6.12 of this TSA.

2.6 “Disclosing Party” has the meaning set forth in Section 11.1 of this TSA.

2.7 “EAR” has the meaning set forth in Section 6.11 of this TSA.

2.8 “Excluded Services” means a schedule of services that is attached to this TSA.

2.9 “Expiry Date” has the meaning set forth in Section 5.2 of this TSA.

2.10 “Force Majeure Event” has the meaning set forth in Section 7 of this TSA.

2.11 “Fox Business” means the business conducted by Fox and its Subsidiaries at Closing (for the avoidance of doubt, other than the A&S Business).

2.12 “Losses” means direct losses, damages, costs and expenses; provided, that “Losses” shall not include any (A) punitive, exemplary or special damages or (B) any indirect or consequential damages.

2.13 “Omitted Services” has the meaning set forth in Section 3.1.2 of this TSA.

2.14 “Party” means each of Fox and Newco.

2.15 “Receiving Party” has the meaning set forth in Section 11.1 of this TSA.

2.16 “Sales and Service Taxes” has the meaning set forth in Section 4.2.1 of this TSA.

2.17 “Service Provider” means a Party in its capacity as a provider of Services hereunder.

2.18 “Service Recipient” means a Party in its capacity as a recipient of Services hereunder.

2.19 “Service Schedule” means a schedule for Services that is attached to this TSA.

2.20 “Service Term” means the period of time during which Service Provider will provide each individual Service to Service Recipient as specified for such Service in the column titled “Service Term” in the Service Schedule.

2.21 “Services” means the services to be provided by Service Provider or an Affiliate of Service Provider to Service Recipient set forth in a Service Schedule.

2.22 “Term” has the meaning set forth in Section 5.2 of this TSA.

2.23 “Transition Term” has the meaning set forth in Section 5.1 of this TSA.

SECTION 3. Services Provided.

3.1 Agreement to Provide Services.

3.1.1 Services. Pursuant to the terms and conditions of this TSA and the applicable Service Schedules, Service Provider will, or will cause one or more of its Affiliates or third party contractors to, provide the Services described in each Service Schedule to Service Recipient in accordance with the service standards set forth in Section 6.1. Unless otherwise agreed by the Parties in a Service Schedule, Service Provider shall not be required to provide any Service in a location other than where such Service was performed prior to the Closing. Neither Service Provider nor any of its Affiliates will be required to render any Services in a particular location that would necessitate that Service Provider or any of its Affiliates qualify to do business in any location or jurisdiction other than the current locations and jurisdictions where Service Provider or any such Affiliate, as applicable, does business as of the Effective Date. Service Recipient agrees that the Services are for the sole use and benefit of Service Recipient and its Affiliates, in each case, solely with respect to the A&S Business or the Fox Business, as applicable, conducted at Closing. Service Recipient shall not resell any of the Services to any Person whatsoever and shall not permit the receipt or use of the Services by any Person other than for the conduct of the A&S Business or the Fox Business, as applicable, in the ordinary course consistent with past practice. For the avoidance of doubt, except as set forth in a Service Schedule executed by each Party, neither Service Provider nor any of its Affiliates shall be obligated to provide any other services to Service Recipient or any of its Affiliates.

3.1.2 Omitted Services. If either Party (a) identifies a service that (i)Fox provided to the A&S Business prior to the Closing that Ainge reasonably needs in order for the A&S Business to continue to operate in substantially the same manner in which the A&S Business operated prior to the Closing and such service was not set forth on the Service Schedules (other than an Excluded Service) or (ii) the A&S Business provided to Fox prior to the Closing that Fox reasonably needs in order for the Fox Business to continue to operate in substantially the same manner in which the Fox Business operated prior to the Closing, and such service was not set forth on the Service Schedules (other an Excluded Service) (the services referenced in clause (i) and clause (ii), the “Omitted Services”), and (b) provides a written change request (in the form agreed by the Parties) to the other Party requesting such Omitted

Service within ninety (90) days after the Closing, then such other Party shall negotiate in good faith to provide such Omitted Service, as applicable; provided, however, that neither Party shall be obligated to provide any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide such Omitted Service. The compensation associated with any such Omitted Services will be determined in accordance with the terms set forth in Section 4.1. The Parties shall document such terms in a Service Schedule. Such Service Schedule shall describe in reasonable detail the nature, scope, service period(s) and other terms applicable to such Omitted Services. Each such Service Schedule shall be deemed part of this TSA as of the date of such agreement and the Omitted Services set forth therein shall be deemed “Services” provided under this TSA, in each case subject to the terms and conditions of this TSA.

3.1.3 Service Adjustments. After the Closing, if Service Provider or Service Recipient desires to adjust any Services or change the manner in which Services are provided (such adjustments and changes other than the addition of Omitted Services, “Service Adjustments”), then such Service Provider or Service Recipient, as applicable, will provide a written change request (in the form agreed to by the Parties) to the other Party, and the Parties shall negotiate in good faith to make such Service Adjustments; provided, however, that Service Provider shall not be obligated to provide any Service Adjustment if the Service Provider and Service Recipient are unable to reach agreement on the terms thereof (including with respect to compensation therefor) unless such Service Adjustment is required by a change in any Legal Requirement applicable to such Services. If the Parties agree to any Service Adjustment, then the Parties shall document such terms in an amendment to the applicable Service Schedule. Each amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Adjustments set forth therein shall be deemed “Services” provided under this TSA, in each case subject to the terms and conditions of this TSA.

3.2 Points of Contact; Disputes.

3.2.1 Points of Contact. With respect to the Services on a Service Schedule, each of Service Provider and Service Recipient has named a point of contact on such Service Schedule. Such points of contact shall be the initial points of contact with respect to any matters with respect to the day-to-day provision of such Services, including attempting to resolve any issues that may arise during the performance of such Services. Any reference in this TSA to the co-operation of the Parties, or the use of good faith efforts to negotiate between the Parties or any other contact or communication between the Parties, shall be deemed to be an obligation of such points of contact on behalf of the Parties and for communication to be, in the first instance, between the respective points of contact of Service Provider and Service Recipient and, if requested by a Party, the applicable functional leaders of each Party shall participate in such negotiation (e.g., if the Services subject to the Dispute concern IT, then the functional heads of the Parties for such IT services shall participate). If the points of contacts are not able to resolve a dispute within ten (10) Business Days (or such longer period as the points of contact may mutually agree), the terms in Section 3.2.2 shall apply. The points of contact may delegate authority to other Service Provider or Service Recipient personnel (as applicable) to act as initial points of contact with respect to certain Services or categories of Services as appropriate.

3.2.2 Disputes. In the event of any material dispute between the Parties relating to the Services or this TSA that is not resolved by the Parties’ respective points of contact pursuant to Section 3.2.1, the points of contact may escalate the dispute to senior management of the Parties, which for Fox shall initially be [●], and for Ainge or Newco shall initially be [●]. Within five (5) Business Days of the receipt by a Party of a notice from the other Party of the existence of a Dispute (the “Dispute Notice”), the receiving Party shall submit a written response to the other Party (the “Dispute Response”). Both the Dispute Notice and the Dispute Response shall include (i) a statement of the disputing Party’s position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 3.2.2. Within five (5) Business Days of receipt of the Dispute Response, the designated executives shall meet (including by teleconference or video conference) and attempt to resolve the Dispute. All communications made in connection with this clause shall be confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If any Dispute is not resolved within twenty (20) days of receipt of the Dispute Notice (or within such longer period as to which the Parties have agreed in writing), then the Parties may pursue all available remedies in accordance with Section 12.5. Each Party agrees that it will, unless otherwise directed or if rendered impracticable by the other Party, continue performing its other undisputed obligations under this TSA while any dispute is being resolved until the Expiry Date or the earlier termination of this TSA pursuant to Section 5.

SECTION 4. Compensation.

4.1 Compensation for Services. Subject to the terms and conditions in this TSA, the compensation to be paid by Service Recipient to Service Provider for each Service set forth in a Service Schedule during the Transition Term shall equal the Cost set forth in the applicable Service Schedule with respect to such Service. Except as otherwise set forth in a Service Schedule, for any Service where the price for the Services is expressed as a specified dollar amount per month, if such Services are provided for only a portion of the month, the Services will be deemed provided for a full month for purposes of determining the fees under this TSA.

4.2 Out-of-Pocket Costs and Expenses. Unless otherwise set forth on a Service Schedule, the prices for the Services set forth in the Service Schedules as of the Effective Date are exclusive of (a) any expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Service Provider’s or its Affiliates’ personnel in connection with performing the Services; (b) all third party consultant and service provider fees incurred in connection with the Services; and (c) any other incremental out-of-pocket, third party costs for assets or services acquired to provide the Services, and all of the foregoing shall be charged by Service Provider to Service Recipient on a straight pass-through basis. For the avoidance of doubt, with respect to any costs and expenses described (i) in the foregoing clause (a), such costs and expenses shall be consistent with Service Provider’s general approach with respect to such types of costs and expenses and (ii) in the foregoing clauses (b) and (c), such costs and expenses shall be consistent with Service Provider’s general approach with respect to fees and payments to third parties or approved in advance if over $[●] on an annualized basis for any particular Service.

4.2.1 Except as expressly set forth in the Service Schedules, the prices set forth in the Service Schedules are exclusive of taxes. Service Recipient will pay and be liable for any and all sales, service, value added, or similar taxes imposed on, sustained, incurred, levied and measured by: (a) the cost, value or price of Services provided by Service Provider under this TSA; or (b) Service Provider’s cost in acquiring property or services used or consumed by Service Provider in providing Services under this TSA (collectively, the “Sales and Service Taxes”); provided, however, that (a) in the case of any value-added Taxes, Service Recipient shall not be obligated to pay such Taxes unless Service Provider has issued to Service Recipient a valid value-added tax invoice in respect thereof, and (b) in the case of all sales Taxes, Service Recipient shall not be obligated to pay such sales Taxes if and to the extent Service Recipient has provided any valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect or pay such sales Taxes. Such Sales and Service Taxes payable by Service Recipient shall be paid to Service Provider in accordance with Section 4.3 or as otherwise mutually agreed in writing by the Parties and under the terms of the applicable law that govern the relevant Sales and Service Taxes.

4.2.2 Each of Service Provider and Service Recipient shall pay and be responsible for all other Taxes applicable to each of them, including Taxes based on their own respective net income or profits or assets.

4.2.3 Payments for Services or other amounts under this TSA shall be made net of any required withholding taxes. Notwithstanding the foregoing, if Service Provider reasonably believes that a reduced rate of withholding applies or Service Provider is exempt from withholding, then Service Provider will notify Service Recipient and Service Recipient will apply such reduced rate of withholding or no withholding at such time as Service Provider provides Service Recipient with evidence reasonably satisfactory to Service Recipient that a reduced rate of or no withholding is required (and that all necessary administrative provisions or requirements have been completed). The Parties shall cooperate in good faith to reduce or eliminate the need to withhold. Service Recipient shall timely remit any amounts withheld to the appropriate taxing authority and shall provide Service Provider with a receipt or other documentation evidencing such payment, including the amount paid and the applicable taxing authority to which payment was made. Service Recipient shall not be required in any circumstances to pursue any refund of taxes withheld and paid over to a taxing authority; provided, however, that (a) Service Recipient will, at Service Provider’s reasonable request and at Service Provider’s expense, assist Service Provider in Service Provider’s pursuit of such refund of taxes, and (b) in the event that Service Recipient receives a refund of any amounts previously withheld from payments to Service Provider and remitted, Service Recipient shall promptly surrender such refund to Service Provider.

4.2.4 Each of Service Provider and Service Recipient shall promptly notify the other of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes or withholding taxes payable under this TSA, and shall provide the other with such information as reasonably requested from time to time, and shall fully cooperate with the Service Provider or Service Recipient, as applicable, in connection with: (a) the reporting of any Sales and Service Taxes or withholding taxes payable pursuant to this TSA; (b) any audit relating to Sales and Service Taxes or withholding taxes pursuant to this TSA; and (c) any assessment, refund, claim or proceeding relating to such Sales and Service Taxes or withholding taxes.

4.2.5 Except as otherwise specifically provided in this TSA, Tax matters shall be exclusively governed by the Tax Matters Agreement, and in the event of any inconsistency between the Tax Matters Agreement and this TSA, the Tax Matters Agreement shall control. The procedures relating to indemnification for Tax matters shall be exclusively governed by the Tax Matters Agreement.

4.3 Terms of Payment. Service Provider will invoice Service Recipient for each Service at the prices and rates set forth in the applicable Service Schedule monthly in advance on or after the first day of each calendar month after Closing for the monthly fees due for such month or on such other invoicing schedule as is set forth in a Service Schedule. Service Provider shall also provide invoices to Service Recipient at the end of each calendar month after Closing in arrears for amounts, such as Sales and Service Taxes and/or other costs and expenses accrued or incurred in such month, that are payable in addition to the prices for the Services. Payment in full shall be made by Service Recipient by wire transfer in immediately available funds (or such other means as the Parties may mutually agree in writing) within thirty (30) days after receipt of an invoice submitted in good faith. Amounts not being paid on or before the date required to be paid hereunder shall constitute a material breach of this TSA and shall accrue interest at an annual rate of one month LIBOR plus sixty basis points (or the maximum legal rate, whichever is lower), prorated for the actual number of days elapsed, accrued from the date such payment was due hereunder until the date of the actual receipt of payment. In addition, Service Provider may suspend performance of the particular Service in the event that Service Recipient fails to timely pay all amounts in an invoice submitted in good faith within twenty (20) days after notice of non-payment from Service Provider, such notice to be provided to Service Recipient senior management set forth in Section 3.2.2. All amounts due for Services rendered pursuant to this TSA shall be billed and paid in United States dollars or the applicable currency for such Services set forth on the applicable Service Schedule hereto.

4.4 Audit. Not more than once during the Term, the Service Recipient shall have the right to audit Service Provider’s accounting records relating to the Services rendered hereunder solely for purposes of confirming the accuracy of the amounts invoiced by Service Provider. The Service Provider shall retain such accounting records and make them available to the Service Recipient’s auditors to comply with applicable law for a period of not less than seven (7) years from the close of each fiscal year of the Service Recipient during which Services were provided.

SECTION 5. Term and Termination.

5.1 Term for Services Provided. Unless a shorter period is otherwise set forth in a Service Schedule, Service Provider (or its Affiliates) shall provide each of the Services for a period commencing immediately after the Effective Time on the Effective Date and ending [●] ([●]) months following the Effective Date (the “Transition Term”). For the avoidance of doubt, in no event will Service Provider or any of its Affiliates be required to provide a Service (a) beyond the shorter specified term for such Service if the applicable Service Schedule provides for a term for such Service that is shorter than the

Transition Term, or (b) if there is no such shorter term specified or agreed, as applicable, beyond the Transition Term. The Parties acknowledge and agree that it is their objective to have all Services and all related transition activities completed as soon as possible, with the stated goal of accelerating transition activities, where practical.

5.2 Term of TSA. Except as expressly provided otherwise in this Section 5 or elsewhere in this TSA or Service Schedule, the term of this TSA (the “Term”) shall be for a period commencing at the Effective Time and ending at 11:59 p.m. Eastern Time on the date that is [●] ([●]) months after the Effective Date (the “Expiry Date”). Notwithstanding anything to the contrary in this TSA, or the Service Schedules, in no event shall Service Provider have any obligation to provide any Services beyond the Expiry Date; provided, however, Service Recipient may within thirty (30) days prior written notice, request an extension of any Service Term. Any such request for extension of the Service Term will be considered in good faith and without unreasonable delay, and shall be subject to mutual written agreement by the Parties.

5.3 Termination of Individual Services by Service Recipient for Convenience. Service Recipient may, at any time after the Effective Date, terminate any individual Service provided under this TSA on a Service-by-Service basis upon written notice to Service Provider identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall not be later than the end of the applicable Transition Term or earlier than thirty (30) days after Service Provider’s receipt of such notice of termination, unless Service Provider otherwise agrees in writing. Notwithstanding the foregoing, Service Recipient shall not be able to terminate any individual Service if any non-terminated Services are reasonably dependent upon the provision of the Services that Service Recipient is seeking to terminate. Once Service Recipient has terminated any of the Services, Service Recipient shall not be permitted to request such Services be resumed pursuant to this TSA.

5.4 Termination of Agreement. This TSA shall terminate on the earliest to occur of: (a) the Expiry Date; (b) the date on which the provision of all Services have been completed or terminated or been canceled pursuant to Section 5.3; and (c) the date on which this TSA is terminated pursuant to Section 5.5.

5.5 Termination for Cause. If either Party materially breaches any of its obligations under this TSA and such Party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this TSA, in whole or in part (with respect to the Services to which the breach relates), immediately by providing written notice of termination to the Party in breach. Notwithstanding the foregoing, if Service Recipient fails to pay all amounts in an invoice submitted in good faith for Services provided hereunder when due, and Service Recipient fails to cure its failure to pay such amounts within twenty (20) days of receipt of written notice to Service Recipient senior manager set forth in Section 3.2.2 thereof from Service Provider, Service Provider may suspend performance in accordance with Section 4.3 or may terminate the particular Service; provided that amounts disputed in good faith will be subject to the dispute resolution set out in Section 3.2 and any payment of amounts so disputed will not prejudice the rights of the Service Recipient pursuant thereto.

5.6 Termination Upon Insolvency. Further, this TSA may be terminated, effective immediately upon written notice, by Service Provider, on the one hand, or by Service Recipient, on the other hand, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

5.7 Effect of Termination; Survival. In the event of the expiration or any termination of this TSA, Service Provider shall be entitled to all amounts due for the provision of Services rendered prior to the date of termination and such amounts will be determined in accordance with the prices set forth in the applicable Service Schedule(s) and will be paid by Service Recipient in accordance with the terms in this TSA. The following Sections shall survive the termination or expiration of this TSA: Section 1 and Section 2 (in each case as necessary to interpret any surviving provision hereunder), Section 4 (solely with respect to amounts accrued prior to the termination or expiration of this TSA), this Section 5.7, Section 6.8, Section 6.10, Section 6.13, Section 8.2, Section 9, Section 10, Section 11, and Section 12.

SECTION 6. Certain Covenants.

6.1 Standard for Service. Service Provider agrees (a) to perform any Services that it provides hereunder at substantially the same levels as those Services were provided by Service Provider prior to the Closing and with substantially the same standard of care at which the same or similar services were provided by or on behalf of such Service Provider prior to the Closing or, if not so previously provided, then substantially similar to those which are applicable to similar services provided to Service Provider’s Affiliates or other business units and (b) upon receipt of written notice from Service Recipient identifying any outage, interruption or other failure of an Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar to the manner in which such Service Provider or its Affiliates responds with respect to internally provided services. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed a breach of this Section 6.1 so long as the applicable Service Provider complies with the foregoing clause (c); provided that Service Recipient shall be excused from its obligations to pay any applicable compensation to such Service Provider during the continuance of such outage, interruption or other failure.

6.2 No Violation of Laws. Neither Service Provider nor its Affiliates (nor third party service providers) shall be required to provide all or any part of any particular Service or Services to the extent (and only to the extent) that providing such Service or Services would require Service Provider or its Affiliates to violate any applicable Legal Requirements. If Service Provider is or becomes aware of any such potential violation on the part of such Service Provider, such Service Provider shall promptly send a written notice to Service Recipient of any such potential violation. If, with respect to a Service, despite the use of commercially reasonable efforts, the performance of such Service by Service Provider would continue to constitute a violation of applicable Legal Requirements, such Service Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in Section 6.1 that would apply absent the exception provided for in the first sentence of this Section 6.2.

6.3 Cooperation. It is understood that it will require significant efforts of all Parties to implement this TSA and to ensure performance hereunder at the agreed upon level and on the agreed upon timeframe (subject to all the terms and conditions of this TSA). The Parties will reasonably cooperate (acting in good faith) to effect a smooth and orderly transition of the performance of the Services provided hereunder from Service Provider and its Affiliates to Service Recipient and/or its Affiliates (including, as may be agreed by the Parties, with respect to the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services). Such cooperation shall include the provision of such reasonable access to each Party to the other Party’s personnel and records as shall be reasonably necessary to facilitate the transition of the Services, including but not limited to reasonable administrative support and general assistance with knowledge transfer from Service Provider and at the Service Recipient’s cost (or if such conduct or activity is included in a Service, then at the cost set forth therefor in the Service Schedule). In addition, Service Recipient and its Affiliates shall not take any action (or fail to take any action) that would interfere with the ability of Service Provider or its Affiliates to provide the Services or that would materially increase the Cost therefor (without an undertaking by the Service Recipient to cover such increase). If a failure of Service Recipient to act in accordance with this Section 6.3 prevents or inhibits the provision of a Service hereunder, Service Provider or its Affiliates shall be relieved of its obligations to provide such Service to the extent affected until the failure has been remedied.

6.4 Means of Providing Services.

6.4.1 Subject to Section 6.1 and Section 6.5 and its obligation to perform the Services in accordance with the terms of this TSA and the Service Schedule, Service Provider shall determine the means and resources used to provide the Services. Without limiting the foregoing, Service Provider or its Affiliates may elect to modify or replace at any time (a) its policies and procedures; (b) any Affiliates and/or third parties that provide any Services; (c) the location from which any Service is provided; or (d) the intellectual property rights, information technology, products and services used to provide the Services; provided that, in each case, any such modification or replacement shall not adversely affect the Services or quality thereof in any material respect.

6.4.2 Service Recipient acknowledges that Service Provider may be providing similar services, and/or services that involve the same resources as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and the provision of such similar services, in and of itself, shall in no way be deemed to be a breach of Service Provider’s obligations hereunder.

6.4.3 Subject to Section 6.1 and any limitations with respect to outages specified in any Service Schedule, Service Provider or its Affiliates may suspend the provision of the Services (or any part thereof), from time to time, to enable the performance of routine or emergency maintenance to the assets used in connection with the provision of the Services that are required to provide the Services; provided that (a) Service Provider shall use commercially reasonable efforts to perform any such routine maintenance outside of the normal business hours of Service Recipient and in accordance with the terms of the applicable Service Schedule; (b) Service Provider shall provide Service Recipient with reasonable prior notice of such suspension and the anticipated duration of the suspension, in each case to the extent practicable; and (c) Service Provider shall use commercially reasonable efforts to carry out the applicable maintenance and resume the provision of the applicable Services as soon as reasonably practicable.

6.5 Authorized Service Providers. Except as otherwise specified in a Service Schedule with respect to the Services under such Service Schedule, Service Provider or any of its Affiliates may, as it deems necessary or appropriate in providing the Services, (a) use the personnel of Service Provider or its Affiliates (it being understood that such personnel can perform the Services on behalf of Service Provider or its Affiliates on a full-time or part-time basis, as reasonably determined by Service Provider or its Affiliates in accordance with the obligations under this TSA relating to the provision of the Services); (b) employ the services of third parties who are in the business of providing such Services, provided that Service Provider’s use of a third party to perform the Services does not relieve Service Provider of its obligations pursuant to this TSA including with respect to (i) standard of service and care and (ii) maintenance of uninterrupted provision of Services as provided for hereunder, even during any transition of Services from Service Provider to such third party, and Service Provider shall use the same degree of care in selecting any such third party as it would if such third party was being retained to provide similar services to Service Provider, but in no event less than a reasonable degree of care; or (c) require the assignee or transferee of Service Provider or its Affiliates of the relevant personnel or assets pursuant to Section 12.8 to provide the applicable Services. In performing the Services, employees and representatives of Service Provider and its Affiliates shall, as between the Parties, be under the direction, control and supervision of Service Provider or its Affiliates (and not Service Recipient) and, as between the Parties, Service Provider or its Affiliates shall have the sole right and obligation to exercise all authority and control with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Service Recipient acknowledges and agrees that, except as set forth on the Service Schedules, it has no right hereunder to require that Service Provider or its Affiliates perform the Services hereunder with specifically identified employees or third parties and that the assignment of employees or third parties to perform such Services shall be determined in the sole discretion of Service Provider; provided that if Service Provider intends to transition performance of a Service to a third party that is being performed by its or its Subsidiaries’ employees, Service Provider shall provide Service Recipient ten (10) Business Days’ prior written notice of such transition; provided, further, that Service Provider will use commercially reasonable efforts to limit the disruption to Service Recipient in the transition of the Services to different personnel (whether employees or third parties).

6.6 Relationship of the Parties. Nothing contained in this TSA shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind among or between the Parties, each Party being individually responsible only for its obligations as set forth in this TSA. Service Provider and its Affiliates shall provide the Services hereunder in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of Service Recipient. Without limiting the foregoing, (a) Service Recipient shall not have any power or authority to bind Service Provider to any contract, undertaking or other engagement with any third party and (b) Service Provider shall not have any power or authority to bind Service Recipient to any contract, undertaking or other engagement with any third party.

6.7 Treatment of Employees.

6.7.1 Except as set forth in any Service Schedule, the Employee Matters Agreement or any other Transaction Document, employees of Service Recipient involved in the receipt of the Services shall remain as the employees of Service Recipient, and Service Recipient shall be solely responsible for the payment and provision of all wages, bonuses, severance, workers’ compensation insurance, unemployment insurance, employment taxes, commissions and employee benefit plans, programs or arrangements relating to such employees.

6.7.2 Except as set forth in the Employee Matters Agreement or any other Transaction Document, employees of Service Provider and its Affiliates involved in the provision and administration of the Services shall remain as the employees of Service Provider and its Affiliates, and Service Provider and its Affiliates shall be solely responsible for the payment and provision of all wages, bonuses, severance, workers’ compensation insurance, unemployment insurance, employment taxes, commissions and employee benefit plans, programs or arrangements relating to such employees.

6.8 No Violation of Third Party Agreements. If Service Provider reasonably believes that the provision of any Services will result in a violation of any third party agreement or that a third party’s consent, authorization or approval is necessary to provide the Services, then Service Provider will notify Service Recipient and the Parties shall cooperate in good faith to procure for Service Recipient, at Service Recipient’s cost and expense, any applicable licenses, enter into any appropriate agreement or obtain the necessary consent, authorization or approval in order to allow the Services to be provided in accordance with the terms set forth herein. All costs incurred as a result of the cooperation of the Parties pursuant to the immediately preceding sentence shall be borne by Service Recipient.

6.9 Information Provided by Service Recipient. Service Recipient will provide (or will cause to be provided) to Service Provider complete and accurate data and information to the extent available to the Service Recipient and to the extent necessary for Service Provider or its Affiliates to provide the Services. Service Provider and its Affiliates may rely on the completeness and accuracy of such data and information in connection with the provision of the Services to Service Recipient. Neither Service Provider nor its Affiliates will be liable or responsible for any failure to provide a Service in compliance with this TSA as a result of such data or information provided by Service Recipient being incomplete or inaccurate and Service Recipient will be responsible and liable therefor.

6.10 No License. Without limiting any rights granted under the Distribution Agreement (or any Ancillary Agreement other than this TSA thereunder), Service Provider and its Affiliates are not granting, and nothing hereunder shall be deemed to grant, any license under any intellectual property or proprietary rights of Service Provider and its Affiliates, and Service Provider and its Affiliates shall retain all right, title and interest in and to all such intellectual property and proprietary rights.

6.11 Import/Export.

6.11.1 With respect to all transactions for which Service Provider will provide Services pursuant to this TSA, Service Recipient shall be solely responsible for compliance with all applicable U.S. and non-U.S. laws and regulations relating to export controls, sanctions, and imports, including without limitation those regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, Bureau of Industry and Security, and the International Traffic in Arms Regulations (“ITAR”) maintained by the U.S. Department of State, Directorate of Defense Trade Controls. For all such transactions resulting in the export of goods, technology, or software from the United States, Service Recipient shall act as United States Principal Party in Interest under the EAR (15 C.F.R. Part 758) and the Foreign Trade Regulations (15 C.F.R Section 30.3). Service Recipient and Service Provider shall use commercially reasonable means to supply each other on a timely basis with documentation required to complete the export and/or importation process. Any performance obligation arising under this TSA is contingent upon the prior receipt by Service Recipient and/or its Affiliates of all necessary government authorizations, and Service Provider shall not be liable for any breach, non-performance, or delay in performance resulting from the failure by Service Recipient or its Affiliates to obtain any such authorization. Notwithstanding the terms of Section 10 of this TSA, Service Recipient agrees to reimburse Service Provider for reasonable out-of-pocket expenses actually incurred by Service Provider for responding to any government-initiated audit related to export and/or import transactions for which Service Provider provides Services under this TSA. Also notwithstanding the terms of Section 10 of this TSA, Service Recipient shall be liable for any surcharges, penalties or damages assessed or incurred for violations of export and/or import-related laws and regulations applicable to transactions for which Service Provider will provide Services under this TSA, except for violations caused by any deliberate and willful acts or omissions of Service Provider.

6.11.2 Notwithstanding the foregoing, Service Provider shall not be required to undertake or perform any obligation set forth in Section 6.11.1 if Service Provider (or one of its Affiliates) did not undertake or perform the applicable activity prior to Closing and Service Provider shall not be responsible for undertaking or performing any such obligation to a greater degree and extent than, or for incurring any expenses in connection therewith greater than, that undertaken, performed or incurred prior to Closing.

6.12 Transition Planning. Service Recipient shall, as soon as reasonably practicable following the Effective Date, and no later than [●], 2018, provide in writing to Service Provider a draft transition plan with respect to transfer or termination of the Services (the “Cutover Plan”), which Cutover Plan shall describe Service Recipient’s proposed transition activities and any transition assistance Service Recipient requests from

Service Provider in connection with such transfer or termination. Service Provider will review and comment on the Cutover Plan and the Parties shall reasonably cooperate with each other to create a final Cutover Plan. The Cutover Plan shall provide for a completion date that is no later than the Expiry Date. Without limiting the obligations of the Service Provider under an applicable Service Schedule, during the applicable Transition Term, the Service Provider shall reasonably cooperate with and offer such commercially reasonable assistance to the Service Recipient at Service Recipient’s Cost as set forth therefor in the Service Schedule (or if not set forth in the Service Schedule, then at Service Recipient’s cost), as is necessary to implement the Service Recipient’s final Cutover Plan and the transfer of responsibility for the provision of the Services to Service Recipient or a new provider.

6.13 Ownership of Business Data. For the purposes of this TSA, the term “Business Data” shall mean any and all business, accounting, personnel and customer-related data or other similar records, data and information, in each case, to the extent exclusively related to the business of Service Recipient that is generated, collected or serviced in connection with the Services (including without limitation, data that is associated with the services set forth on a Service Schedule). The Parties hereby agree that any and all such Business Data shall be owned exclusively by the Service Recipient and Service Provider (on its own behalf and on behalf of each of its Affiliates who may provide Services hereunder) hereby assigns and agrees to assign (and shall cause each Affiliate who provides Services hereunder) to Service Recipient all Intellectual Property Rights in such Business Data. Service Provider and its Affiliates shall not make any use of Business Data for any reason other than to provide Services hereunder or as required by law.

SECTION 7. Force Majeure.

Except for the obligation to pay for Services already provided, neither Party nor any of their respective Affiliates (nor any Person acting on its or their behalf) shall bear any responsibility or liability for any Losses arising out of any delay, inability to perform or interruption of its performance of obligations under this TSA due to events beyond the reasonable control of such Party (hereinafter referred to as a “Force Majeure Event”), including acts of God, acts of governmental authority, acts of the public enemy or due to terrorism, war, riot, flood, civil commotion, insurrection, strike or labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, systemic malfunctions of equipment or software programs or any other cause beyond the reasonable control of Service Provider or its Affiliates or its or their third party service providers whose performance is affected by the Force Majeure Event. In such event, the obligations hereunder of such Party in providing the impacted Service or performing its obligations under this TSA shall be suspended for such time as its performance is suspended or delayed on account thereof but only to the extent that the Force Majeure Event prevents such Party or its Affiliates from performing its duties and obligations hereunder. During the duration of the Force Majeure Event, such Party shall use all commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use all commercially reasonable efforts to resume its performance under this TSA with the least practicable delay. A Force Majeure Event shall not toll or otherwise extend the Transition Term. Service Recipient shall not be obligated to pay Service Provider for Services with respect to the period when Service Provider is not providing such Services due to a Force Majeure Event and Service Recipient waives all claims for damages related thereto.

SECTION 8. Representations and Warranties.

8.1 Authorization. Each Party represents and warrants that (a) it has the requisite power and authority to execute and deliver this TSA and to perform the transactions contemplated hereby; (b) all corporate or limited liability company, as the case may be, action on the part of such Party necessary to approve or to authorize the execution and delivery of this TSA and the performance of the transactions contemplated hereby to be performed by it has been duly taken; and (c) this TSA is a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications.

8.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) (A) ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE PROVIDED “AS IS,” (B) ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF, AND RELIANCE UPON, THE SERVICES, AND (C) ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES OR ANY FACILITIES, RESOURCES, OR ITEMS TO BE DELIVERED OR PROVIDED TO SERVICE RECIPIENT OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS THE SAME.

SECTION 9. Indemnification.

9.1 Service Recipient Indemnification Obligation. Service Recipient shall defend, indemnify and hold harmless Service Provider and its Affiliates, and its and their respective shareholders, directors, partners, officers, employees and agents, against any and all Losses suffered, sustained, incurred or paid arising from or relating to breach by Service Recipient of its obligations under this TSA. If Service Recipient receives notice or knowledge of a claim as described in this Section 9, it shall promptly notify Service Provider in writing and give Service Provider all necessary information and assistance, and the exclusive authority to evaluate and settle such claim.

9.2 Service Provider Indemnification Obligation. Service Provider shall defend, indemnify and hold harmless Service Recipient and its shareholders, directors, partners, officers, employees and agents, against any and all Losses suffered, sustained, incurred or paid (including from any third-party claims) to the extent arising from breach by Service Provider of its obligations under this TSA.

SECTION 10. Limitations on Liability.

10.1 EXCLUSION OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS TSA, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES THAT ARISE OUT OF OR RELATE TO THIS TSA OR THE PERFORMANCE OR BREACH HEREOF, WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY AND WHETHER OR NOT THE PARTY WAS AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2 SERVICE PROVIDER LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS TSA, SERVICE PROVIDER (IN ITS CAPACITY AS PROVIDER OF SERVICES) SHALL NOT HAVE ANY LIABILITY TO SERVICE RECIPIENT (IN ITS CAPACITY AS RECIPIENT OF SERVICES) OR ANY AFFILIATE OF SUCH SERVICE RECIPIENT IN CONNECTION WITH, OR AS A RESULT OF, ANY ACTIONS, OMISSIONS, OR BREACHES OF SUCH SERVICE PROVIDER OR ITS AFFILIATES (OR THIRD PARTY SERVICE PROVIDERS) WITH RESPECT TO THIS TSA, INCLUDING THE PROVISION OF THE SERVICES, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, EXCEPT TO THE EXTENT SUCH SERVICE RECIPIENT INCURS ANY LOSSES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SERVICE PROVIDER, AND SUCH SERVICE RECIPIENT ACKNOWLEDGES AND AGREES THAT IN SUCH CASE THE INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 9.2 SHALL BE SUCH SERVICE RECIPIENT’S SOLE AND EXCLUSIVE REMEDY. SUBJECT TO APPLICABLE LAW AND WITHOUT LIMITING THE FOREGOING, SUCH SERVICE PROVIDER’S SOLE LIABILITY, AND SUCH SERVICE RECIPIENT’S SOLE AND EXCLUSIVE REMEDY, IN CONNECTION WITH ANY CLAIM (EXCEPT TO THE EXTENT ANY CLAIM ARISES FROM OR RELATES TO THE GROSS NEGLIGENCE OR WILLFUL BREACH OR MISCONDUCT OF SERVICE PROVIDER) UNDER THIS TSA SHALL BE RECOVERY OF ANY FEES PAID BY SUCH SERVICE RECIPIENT FOR THE SERVICES PROVIDED TO SUCH SERVICE RECIPIENT HEREUNDER. WITHOUT LIMITING THE FOREGOING, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL BREACH OR MISCONDUCT OF SERVICE PROVIDER, IN NO EVENT WILL THE TOTAL, CUMULATIVE, AGGREGATE LIABILITY OF SUCH SERVICE PROVIDER, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, MISREPRESENTATION, EQUITY OR OTHERWISE, EXCEED THE AMOUNTS PAID BY SUCH SERVICE RECIPIENT TO SUCH SERVICE PROVIDER FOR THE SERVICES PROVIDED DURING THE TERM OF THIS TSA.

SECTION 11. Confidentiality.

11.1 Duty of Confidentiality. With respect to any non-public information disclosed by a Party (or its Affiliates or representatives) (the “Disclosing Party”) to the other Party (or its Affiliates or representatives) (the “Receiving Party”) for the purpose of this TSA or otherwise accessible to such Receiving Party during the performance hereunder which non-public information is either marked or otherwise identified as confidential or proprietary or would reasonably be considered confidential or proprietary in light of the nature of the information (collectively, the “Confidential Information”), the Receiving Party agrees that (i) it will keep such Confidential Information confidential, using at least the same degree of care used to protect its own confidential or proprietary information, but not less than reasonable care, to prevent the disclosure or accessibility to others of the Disclosing Party’s Confidential Information and (ii) it will use the Disclosing Party’s Confidential Information only for the purpose of performing its obligations under this TSA. The Receiving Party shall limit dissemination of and access to the Disclosing Party’s Confidential Information to only such of its Affiliates, advisers, employees, agents or contactors (including, in the case of Service Provider, any third party engaged to provide the Services hereunder) or consultants who have a need to know for the purpose of this TSA, provided that any third party to which Confidential Information is provided by a Receiving Party is subject to confidentiality obligations with respect to such Confidential Information at least as protective as the obligations set forth herein.

11.2 Exclusions. Specifically excluded from the foregoing obligations is any and all information that the Receiving Party can show: (a) is already known to the Receiving Party at the time of disclosure and is not subject to a confidentiality obligation (other than any information that is transferred to Service Recipient as an asset under the Distribution Agreement) or thereafter is independently developed by the Receiving Party without breach of this TSA; (b) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this TSA; or (c) is received from a third party without breach of this TSA or a confidentiality obligation to the Disclosing Party known to the Receiving Party.

11.3 Required Disclosures. If, upon advice of counsel, any Disclosing Party’s Confidential Information is required to be disclosed by law, regulation and/or legal process by the Receiving Party, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information. Any such production shall be limited to that portion of the Confidential Information required to be disclosed.

11.4 Destruction of Confidential Information. Upon the termination or expiration of this TSA, other than as required by applicable law, each Party, as a Receiving Party, shall destroy the Confidential Information of the Disclosing Party in such Receiving Party’s possession and provide a written certification of destruction with respect thereto to such Disclosing Party.

SECTION 12. Miscellaneous.

12.1 Notices. All notices, requests, demands and other communications under this TSA shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two business days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this TSA:

If to Newco:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attention: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, New York 10019

Facsimile: (212) 474-3700

Attention: Thomas E. Dunn

E-mail: tdunn@cravath.com

If to Fox:

Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Attention: Peter C. Underwood, Senior Vice President, General Counsel &

Secretary

Email: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (212) 735-2000

Attention: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

12.2 Entire Agreement. This TSA, including the schedules, exhibits and amendments hereto and the other agreements and documents referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This TSA shall not be modified or amended except by written instrument executed by each Party. The Service Schedules to this TSA shall be deemed incorporated in this TSA and shall form a part of it.

12.3 Waiver. The failure of a Party to insist upon strict performance of any provision of this TSA shall not constitute a waiver of, or estoppel against, asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

12.4 Severability. Any term or provision of this TSA which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this TSA in any other jurisdiction. If any provision of this TSA is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.5 Governing Law; Forum. This TSA shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between any of the Parties arising out of or relating to this TSA: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state court within the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other proceeding is improper; or (z) this TSA, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 12.1 will be effective service of process for any claim, action, suit or other proceeding in any state court in the State of Delaware or, to the extent required by law, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

12.6 Construction.

12.6.1 For purposes of this TSA, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

12.6.2 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this TSA.

12.6.3 As used in this TSA, (a) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (b) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this TSA as a whole and note to any particular provision of this TSA, (c) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (d) the word “will” shall have the same meaning and effect as the word “shall,” and (e) the words “or,” “any” or “either” are not exclusive.

12.6.4 Except as otherwise indicated, all references in this TSA to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this TSA and Exhibits or Schedules to this TSA.

12.6.5 The underlined headings contained in this TSA are for convenience of reference only, shall not be deemed to be a part of this TSA and shall not be referred to in connection with the construction or interpretation of this TSA.

12.6.6 Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.

12.6.7 Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

12.7 Counterpart Execution. This TSA may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

12.8 Successors and Assigns. This TSA shall inure to the benefit of and shall be binding upon the Parties, their respective legal representatives, successors, and permitted assignees, and all Persons claiming by, through, or under right of any of the aforesaid Persons. No Party to this TSA may assign any of its rights and obligations under this TSA without the prior written consent of the other Party hereto; provided, however, that (a) Service Provider may freely assign this TSA, in whole or in part, and its rights and obligations hereunder (x) to an Affiliate of Service Provider or (y) in connection with a sale or restructuring of any of its businesses or assets and (b) a Party may assign this TSA in whole in connection with a merger transaction in which such Party is not the surviving entity.

12.9 No Third Party Rights. The provisions of this TSA are intended to bind and shall be enforceable by and inure solely to the benefit of the Parties to each other and are not intended and do not create rights, benefits, remedies or obligations of any nature whatsoever in any other Person, including any employee of the A&S Business, the Service Recipient or Service Provider, and no Person is intended to be or is a third party beneficiary of any of the provisions of this TSA. Notwithstanding the foregoing, the Persons that are indemnified pursuant to Section 9 shall be third party beneficiaries for the purposes of Section 9.

12.10 Ancillary Agreement. The Parties hereby acknowledge and agree that nothing in this TSA (including any breach hereof) shall affect any obligation of any Party under the Merger Agreement, the Distribution Agreement or the other Ancillary Agreements.

12.11 Guarantee by Ainge. Ainge unconditionally guarantees to Fox the due and punctual performance of the obligations of Newco under this TSA. This guaranty is an irrevocable guaranty of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this TSA or any other act or event which might otherwise operate as a legal or equitable discharge of Ainge. Ainge waives all special suretyship defenses and notice requirements.

[SIGNATURE PAGES FOLLOW]

WITNESS WHEREOF, the duly authorized officers or representatives of the Parties hereto have duly executed this TSA as of the date first written above.

FORTIVE CORPORATION

By:
Name:
Title:

STEVENS HOLDING COMPANY

By:
Name:
Title:

ALTRA INDUSTRIAL MOTION CORP.

By:
Name:
Title:

22